Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE	Contacts:	Terry Sanford, EVP & CFO
Carriage Services, Inc.
713-332-8400
	Investors:	Alexandra Tramont/Matt Steinberg FD
(212) 850-5600
CARRIAGE SERVICES INITIATES QUARTERLY CASH DIVIDEND
     HOUSTON May 3, 2011 — Carriage Services, Inc. (NYSE: CSV) today announced that its Board of Directors has approved the initiation of a quarterly cash dividend policy for its Common Stock. The Board declared the first quarterly dividend of 2.5¢ per share payable on June 1, 2011 to common share record holders as of May 17, 2011. The Company is also preparing a dividend reinvestment program that will be available by the second quarterly dividend so that shareholders may elect to reinvest their dividends into additional shares of the Company’s common stock.
     Melvin C. Payne, Chief Executive Officer, stated “I am extremely pleased to announce that our Board of Directors has elected to initiate a common share dividend for the first time since Carriage went public in August 1996.”
     “In 2010, we achieved Net Income of $8.1 million and generated Free Cash Flow of $18.6 million reflecting our strengthening financial position. Accordingly, we have the financial capacity to return value to our shareholders with a cash dividend policy that will initially pay out about $1.8 million in annual dividends. Our future capital allocation strategy will continue to focus on growth by selective acquisitions and internal high return projects, while also improving the credit profile of the company by increasing the revenue and earnings from existing operations.”
     Carriage Services is a leading provider of deathcare services and merchandise in the United States. Carriage operates 151 funeral homes in 25 states and 33 cemeteries in 12 states.
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2010, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.